EXHIBIT 5.1



July 29, 2002


CBCom, Inc.
16830 Ventura Boulevard
Suite 211
Encino, CA 91436

Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on or about July 31, 2002, in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,000,000 shares of your Common Stock (the "Shares") to be issued under the Registrant's Amended Stock Compensation Plan for Consultants. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                              Very truly yours,

                                              LAW OFFICES OF WILLIAM B. BARNETT


                                              By:  /s/ William B. Barnett











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